Exhibit 99.1

NEWS RELEASE FOR COMMONWEALTH BANKSHARES, INC.

July 9, 2010

Commonwealth Bankshares, Inc., Norfolk, VA, Formalizes Agreements with Regulators

Norfolk, VA, July 9, 2010 (Prime Newswire) (NASDAQ: CWBS) —Commonwealth Bankshares, Inc. (the “Company”) announced today that in recognition of their common goal to maintain the financial soundness of the Company, the Company and its banking subsidiary, Bank of the Commonwealth (the “Bank”), have mutually entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions. Under the terms of the Agreement, the Company and the Bank committed to take certain actions to strengthen the Company’s and the Bank’s financial condition and maintain effective control over and supervision of major operations and activities, including credit risk management, capital, funding, liquidity and earnings.

“Management and the Board have been working proactively over the past six months and have made significant progress in addressing many of the issues subsequently cited in the Agreement, while at the same time, we continue to serve our customers with the high level of service and dedication for which our franchise is recognized in the market,” said Edward J. Woodard, Jr., CLBB, President and Chief Executive Officer.

“We are committed to taking the actions necessary to move forward. During the first quarter of 2010, our Board and Senior Management have continued the execution of our three year strategic plan and our three year capital management plan. We have substantially increased loan loss reserves, increased core deposits and reduced our reliance on brokered deposits. In addition, we have increased problem loan management staff, improved risk management practices and have maintained our “well capitalized” capital status. Many of the issues discussed in the Agreement have already been addressed and we expect to make further progress in the near future. We have a constructive working relationship with our regulators and will continue to coordinate closely with them as we work to address the remaining issues in the Agreement as quickly as possible. We are fully committed to seeing the Company return to profitability and realize the full potential of the Commonwealth Bankshares franchise,” Mr. Woodard concluded.

The Agreement imposes no restriction on the Company’s products or services offered to customers, nor does it impose any type of penalties or fines upon the Company.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company’s growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has 21 bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services and at the same time, maintains its longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: “When you bank with us, you bank with your neighbors.” Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

Contact: Edward J. Woodard, Jr., CLBB, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904 or ewoodard@bocmail.net Web Site: http://bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements, including, but not limited to, our expected progress on satisfying the terms of the Agreement. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; the impact of competition from traditional or new sources; and our ability to complete our recovery plan. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.